Exhibit 5.3

May 5, 2008

Biomet, Inc.

56 East Bell Drive

Warsaw, Indiana 46582

Ladies and Gentlemen:

We have acted as special Indiana counsel to Biomet, Inc., an Indiana corporation (the “Company”), and the Indiana Guarantors (as defined below) in connection with the Registration Statement of Form S-1 (the “Registration Statement”) being filed today with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), in connection with the market-making activities of an affiliate of the Company in respect of the Company’s (a) (i) outstanding 10% Senior Notes due 2017 (“Original Senior Cash Pay Notes”), (ii) outstanding 10 3/8%/11 1/8% Senior Toggle Notes due 2017 (“Original Senior Toggle Notes”), and (iii) outstanding 11 5/8% Senior Subordinated Notes due 2017 (“Original Senior Subordinated Notes” and, together with the Original Senior Cash Pay Notes and the Original Senior Toggle Notes, the “Original Notes”), and (b) (i) new 10% Senior Notes due 2017 (“Senior Exchange Notes”), (ii) new 10 3/8%/11 1/8% Senior Toggle Notes due 2017 (“Senior Exchange Toggle Notes”) and (iii) new 11 5/8% Senior Subordinated Notes due 2017 (“Senior Subordinated Exchange Notes” and, together with the Senior Exchange Notes and the Senior Exchange Toggle Notes, the “Exchange Notes”) to be issued in exchange for the Original Senior Cash Pay Notes, Original Senior Toggle Notes and the Original Senior Subordinated Notes, respectively.

The original Senior Notes and the original Senior Toggle Notes have been and the Senior Exchange Notes and the Senior Exchange Toggle Notes will be issued under (a) the Senior Notes Indenture, dated as of September 25, 2007, executed by the Company, the Indiana Guarantors, certain other guarantors, and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and (b) the First Supplemental Senior Notes Indenture, dated as of October 16, 2007, among the Company, the Indiana Guarantors, certain other guarantors, and the Trustee (collectively, the “Senior Indenture”). The Senior Indenture includes the guarantees of the Senior Exchange Notes and Senior Exchange Toggle Notes by the Indiana Guarantors and certain other guarantors (the “Senior Guarantees”). The original Senior Subordinated Notes have been and the Senior Subordinated Exchange Notes will be issued under (a) the Senior Subordinated Notes Indenture, dated as of September 25, 2007, executed by the

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May 5, 2008

Company, the Indiana Guarantors, certain other guarantors, and the Trustee and (b) the First Supplemental Senior Subordinated Notes Indenture, dated as of October 16, 2007, among the Company, the Indiana Guarantors, certain other guarantors, and the Trustee (collectively, the “Senior Subordinated Indenture”, and, together with the Senior Indenture, the “Indentures”). The Senior Subordinated Indenture includes the guarantees of the Senior Subordinated Exchange Notes by the Indiana Guarantors and certain other guarantors (the “Senior Subordinated Guarantees”, and, together with the Senior Guarantees, the “Guarantees”).

In our capacity as special Indiana counsel to the Company and the Indiana Guarantors, we have reviewed, among other things, copies of the following documents:

(i) the executed Senior Indenture (including the Senior Guarantees and the certificated forms of the Senior Exchange Notes and the Senior Exchange Toggle Notes);

(ii) the executed Senior Subordinated Indenture (including the Senior Subordinated Guarantees and the certificated forms of the Senior Subordinated Exchange Notes); and

(iii) the Registration Statement.

The documents described in clauses (i) through (iii) above shall be referred to as the “Transaction Documents”.

The opinions set forth in this letter are limited to the internal laws of the State of Indiana (without regard to its choice of law principles and laws) that are currently in effect (excluding its “blue sky” or securities laws). We express no opinion on the laws of any other jurisdiction or governmental authority or on any matters governed by such laws. Additional limitations are set forth later in this letter.

Based upon and subject to the foregoing and based upon and subject to the further assumptions, qualifications, limitations and exceptions set forth later in this letter, we are of the opinion that:

A. Each of Biomet Leasing, Inc., Biomet Manufacturing Corporation, Biomet Travel, Inc., Blue Moon Diagnostics, Inc., Meridew Medical, Inc., and Thoramet, Inc. (the “Indiana Corporate Guarantors”) and the Company is a corporation duly incorporated and existing under the laws of the State of Indiana. Each of Biomet Biologics, LLC, Biomet Fair Lawn LLC, Biomet Orthopedics, LLC, Biomet Sports Medicine, LLC, EBI, LLC, and Implant Innovations Holdings, LLC (the “Indiana LLC Guarantors”, and, together with the Indiana Corporate Guarantors, the “Indiana Guarantors”) is a limited liability company duly organized and existing under the laws of the State of Indiana.

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May 5, 2008

B. The Company has the legal power, under the Indiana Business Corporation Law, to execute, deliver and perform its obligations under the Exchange Notes. Each of the Indiana Corporate Guarantors has the legal power, under the Indiana Business Corporation Law, to execute and deliver the Indentures and to perform its obligations under the Guarantees. Each of the Indiana LLC Guarantors has the legal power, under the Indiana business flexibility act, to execute and deliver the Indentures and to perform its obligations under the Guarantees.

C. The Company has duly authorized its execution, delivery and performance of the Indentures and Exchange Notes and the Indentures were duly executed and delivered by the Company. Each of the Indiana Guarantors has duly authorized its execution and delivery of the Indentures and its performance of the Guarantees and the Indentures were duly executed and delivered by the Indiana Guarantors.

The opinions set forth in this letter are subject to the following assumptions, qualifications, limitations and exceptions, as well as those set forth elsewhere in this letter:

1. Each of the assumptions set forth in this letter is made without verification or independent investigation.

2. As to matters of fact, we have relied upon, and assumed the accuracy of, the certificates and other comparable documents of officers and representatives of the Company and the Indiana Guarantors and the statements set forth in the Transaction Documents.

3. We have assumed that (a) each document reviewed by us is accurate and complete, (b) each such document that is an original is authentic, (c) each such document that is a copy conforms to the authentic original, (d) all signatures on each such document are genuine, (e) all public records and documents reviewed or consulted by us are accurate, complete and authentic and their indexing and filing have been properly done, and (f) each natural person who is involved in the transactions contemplated by the Transaction Documents has sufficient legal capacity to carry out his or her role in such transactions.

4. The opinions set forth in paragraph A of this letter are based solely on the Certificates of Existence, dated April 22, 2008, for the Company and each of the Indiana Guarantors issued by the Indiana Secretary of State.

5. We express no opinion as to the legality, validity, binding effect and/or enforceability of the Exchange Notes and/or the Guarantees.

6. The opinions set forth in this letter are based on the law in effect, and the facts in existence, on the date of this letter and are rendered on and as of such date. We express no opinions with respect to any laws that may already have been enacted but that have future effective dates. We assume no obligation to revise or supplement

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this letter or to notify you should the law in effect, or the facts, or both, change or should any of our assumptions prove to be incorrect.

We hereby consent to the filing of this letter as Exhibit 5.3 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the heading “LEGAL MATTERS”. In giving this consent, we do not imply or admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission.

Very truly yours,

Taft Stettinius & Hollister LLP